UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Commission File Number: 0-27338
ATARI, INC.
(Exact name of registrant as specified in its charter)
417 FIFTH AVENUE
NEW YORK, NEW YORK 10016
Phone: (212) 726-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Common Stock, par value $0.10
(Titles of each class of securities covered by this Form)
N/A
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
     Please place an X in the box to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12(h)-3(b)(1)(i)	☑	Rule 12-g-4(a)(1)	☑
Rule 12(h)-3(b)(1)(ii)	☐	Rule 12-g-4(a)(2)	☐
		Rule 15d-6	☐
     Approximate number of holders of record as of the certification or notice date: 1
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Atari, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 8, 2008	By:	/s/ James Wilson
		Name:	James Wilson
		Title:	Chief Executive Officer